Exhibit 99.1

The TJX Companies, Inc. Sees Strong Momentum Continue; Reports Above-Plan Third Quarter EPS Growth; Raises Full-Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 13, 2012--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 27, 2012. Net sales for the third quarter of Fiscal 2013 increased 11% to $6.4 billion and consolidated comparable store sales increased 7%. Net income for the third quarter was $462 million and diluted earnings per share were $.62, a 17% increase over $.53 per share last year.

For the first nine months of Fiscal 2013, net sales were $18.2 billion, a 10% increase over last year, and consolidated comparable store sales increased 8% over the same period last year. Net income was $1.3 billion, and diluted earnings per share were $1.73 compared to $1.31 in the same period last year. Last year’s results include a number of items (detailed under “Items Impacting Comparability” below) that impacted the comparability of earnings per share. Excluding these items, diluted earnings per share for the first nine months of Fiscal 2013 increased 26% over the adjusted $1.37 last year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., commenting first on Hurricane Sandy, stated, “On behalf of everyone at TJX, I'd like to express how sorry we are for the suffering so many are experiencing due to Hurricane Sandy. Our hearts go out to our Associates, friends, families and business associates who have been impacted by this storm. TJX has made a substantial donation to the American Red Cross Disaster Relief Fund and we held a major fundraising event in our U.S. stores with a match from our Company. We sincerely hope that our efforts will help those impacted by this natural disaster.”

Regarding the Company's results, Meyrowitz commented, “We are extremely pleased that our strong momentum continued in the third quarter, demonstrating once again the power of TJX to post strong sales and profit margin gains on top of strong year-over-year comparisons. Our 17% increase in earnings per share and 7% consolidated comparable store sales growth both significantly exceeded our original expectations and every division delivered excellent performance. Customer traffic was up at all divisions in the U.S., Canada and Europe and drove the comparable store sales increases, which we believe is a great indicator of the staying power of our value proposition on exciting fashions and brands. At this time, we are raising our full-year guidance.”

Meyrowitz continued, “We have terrific opportunities for the holiday selling season and fourth quarter: we will be shipping fresh gift selections to our stores continuously throughout the holiday season; our marketing campaigns will be seen by more people; we have fantastic in-store initiatives planned; and of course, we will be offering consumers great fashions and brands at extreme values! In addition to our excitement about our business for the near term, we are very excited about our long-term opportunities. We are leveraging our four powerful divisions and have deep confidence in our ability to continue delivering profitable growth and high financial returns for many, many years.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2013	FY2012	FY2013	FY2012
In the U.S.:
Marmaxx[4]	+7%	+4%	$4,161	$3,790
HomeGoods	+6%	+5%	$638	$551
International:
TJX Canada	+4%	-2%	$769	$705
TJX Europe	+11%	0%	$843	$747

TJX	+7%	+3%	$6,411	$5,793

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the third quarter of Fiscal 2013 versus the prior year’s third quarter. For the first nine months of Fiscal 2013, the movement of foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

For the third quarter of Fiscal 2013 foreign currency exchange rates had a neutral impact on earnings per share, compared with a $.01 per share positive impact last year.

For the first nine months of Fiscal 2013, comparability to the prior year was impacted by the A.J. Wright consolidation in Fiscal 2012, detailed in the table below:

	First Nine Months
	FY2013	FY2012
Reported EPS	$1.73	$1.31
Impact of A.J. Wright Store Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS	$1.73	$1.37

The first nine months of Fiscal 2012 included first quarter costs associated with the A.J. Wright consolidation, primarily additional lease obligations for store closings and additional operating losses as well as the costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners.

On a reported basis, diluted earnings per share for the first nine months of Fiscal 2013 were $1.73 compared to $1.31 last year. On an adjusted basis, excluding the items detailed above, diluted earnings per share for the first nine months of Fiscal 2013 represented a 26% increase over last year’s adjusted $1.37.

For the first nine months of Fiscal 2013, foreign currency exchange rates had a neutral impact on earnings per share, compared with a $.01 per share positive impact last year.

Third Quarter Items

As previously reported, during the third quarter, the Company recorded a $.02 per share non-cash charge for the cumulative impact of a correction to its pension accrual for prior fiscal years, which was not anticipated in its original guidance. Additionally, the Company recorded a $.01 per share non-operating charge due to an adjustment in the Company’s reserve for former operations relating to closed stores, which was not anticipated in the Company’s most recent guidance.

Margins

For the third quarter of Fiscal 2013, the Company’s consolidated pretax profit margin was 11.7%, up 0.2 percentage points over the prior year. The increase was primarily driven by merchandise margin improvement, partially offset by the 0.6 percentage point negative impact of the third quarter items mentioned above. Additionally, foreign currency had a 0.2 percentage point negative impact on year-over-year comparisons.

The gross profit margin for the third quarter of Fiscal 2013 was 28.8%, 0.7 percentage points above the prior year. The increase was driven entirely by merchandise margin improvement partially offset by a negative impact from mark-to-market adjustments on the Company's inventory-related hedges.

Selling, general and administrative costs as a percent of sales were 17.0% in the third quarter, a 0.5 percentage point increase over the prior year’s ratio, primarily due to the combined negative impact of 1.1 percentage points from the following factors: the third quarter items mentioned above, increased incentive compensation accruals arising from the Company’s above-plan results, and investments to support the Company’s growth, including talent and infrastructure.

Inventory

Total inventories as of October 27, 2012, were $3.3 billion, compared with $3.7 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis, including the distribution centers, at October 27, 2012, were down 14% (down 13% on a constant currency basis) versus being up 14% at the end of the third quarter last year. Further, the Company’s third quarter store inventory turns were faster than the prior year. The Company enters the fourth quarter with excellent inventory levels and is very well positioned to buy into the plentiful opportunities in the marketplace and continue shipping ever-changing merchandise selections to its stores throughout the holiday selling season.

Share Repurchases

During the third quarter, the Company spent a total of $400 million in repurchases of TJX stock, retiring 8.9 million shares. For the first nine months of Fiscal 2013, the Company has spent a total of $950 million in repurchases of TJX stock, retiring 22.5 million shares, and it continues to expect to repurchase approximately $1.2 billion to $1.3 billion of TJX stock in Fiscal 2013. The Company may adjust the amount of this spending up or down.

Fourth Quarter and Full Year Fiscal 2013 Outlook

For the fourth quarter of Fiscal 2013, the Company expects diluted earnings per share to be in the range of $.72 to $.75, which would represent a 16% to 21% increase over $.62 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of flat to 2%. The Company’s fourth quarter guidance includes an expected $.07 per share benefit from the 53rd week in the Company’s Fiscal 2013 calendar. Excluding this benefit, the adjusted guidance in the range of $.65 to $.68 represents a 5% to 10% increase over the prior year.

For the fiscal year ending February 2, 2013, the Company is raising its guidance for diluted earnings per share by $.01. The Company now expects diluted earnings per share for the full year to be in the range of $2.45 to $2.48, compared with $1.93 on a reported basis in Fiscal 2012. This guidance represents a 23% to 25% increase over the prior year’s adjusted earnings per share from continuing operations of $1.99 (detailed below) and is now based upon estimated consolidated comparable store sales growth of 5% to 6%. In addition, the Company’s full-year guidance includes the $.03 per share negative impact from the third quarter items discussed above.

	Full Year
	FY2013E	FY2012
	(53 weeks)	(52 weeks)
EPS from continuing operations	$2.45 - $2.48	$1.93
Impact of A.J. Wright Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations	$2.45 - $2.48	$1.99

The Company’s full-year guidance also includes an expected $.07 per share benefit from the 53rd week in the Company’s Fiscal 2013 calendar. Excluding this estimated benefit, the adjusted guidance in the range of $2.38 to $2.41 represents a 20% to 21% increase over the prior year’s adjusted earnings per share.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2013 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the third quarter ended October 27, 2012, the Company increased its store count by a net of 76 stores. The Company increased its square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	FY13 Third Quarter		FY13 Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,005	1,030	29.4	30.0
Marshalls	891	911	27.7	28.2
HomeGoods	393	414	9.8	10.4
TJX Canada:
Winners	220	222	6.4	6.5
HomeSense	87	88	2.1	2.1
Marshalls	12	14	0.4	0.5
TJX Europe:
T.K. Maxx	338	343	10.7	10.9
HomeSense	24	24	0.5	0.5

TJX	2,970	3,046	87.0	88.9

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 1,030 T.J. Maxx, 911 Marshalls, and 414 HomeGoods stores in the United States; 222 Winners, 88 HomeSense, and 14 Marshalls stores in Canada; and 343 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2013 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2013 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 20, 2012 or at www.tjx.com.

November Fiscal 2013 Sales Recorded Call

Additionally, the Company expects to release its November 2012 sales results on Thursday, November 29, 2012, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s November sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 6, 2012.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. The Company uses the term “reported” to refer to financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) and the term “adjusted” to refer to non-GAAP financial information adjusted to exclude a number of identified items. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: buying and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention; global economic conditions and consumer spending; data security; information systems and technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; international operations; merchandise importing; commodity pricing; foreign currency exchange rates; fluctuations in quarterly operating results; market expectations; acquisitions and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net sales	$6,410,913	$5,793,128	$18,154,558	$16,481,697

Cost of sales, including buying and occupancy costs	4,566,073	4,166,587	13,006,874	11,969,880
Selling, general and administrative expenses	1,090,282	954,238	3,010,922	2,832,405
Interest expense, net	6,089	8,551	24,098	26,577

Income before provision for income taxes	748,469	663,752	2,112,664	1,652,835
Provision for income taxes	286,918	257,265	810,821	632,059

Net income	$461,551	$406,487	$1,301,843	$1,020,776

Diluted earnings per share	$0.62	$0.53	$1.73	$1.31

Cash dividends declared per share	$0.115	$0.095	$0.345	$0.285

Weighted average common shares – diluted	745,741	766,052	751,034	776,978

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 27, 2012	October 29, 2011

ASSETS
Current assets:
Cash and cash equivalents	$1,641.9	$956.9
Short-term investments	201.0	71.7
Accounts receivable and other current assets	470.0	602.3
Current deferred income taxes, net	84.6	81.2
Merchandise inventories	3,297.1	3,706.0

Total current assets	5,694.6	5,418.1

Property and capital leases, net of depreciation	3,055.7	2,708.3
Other assets	241.8	224.6
Goodwill and tradename, net of amortization	180.0	180.0

TOTAL ASSETS	$9,172.1	$8,531.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,059.2	$2,048.4
Accrued expenses and other current liabilities	1,539.8	1,331.1

Total current liabilities	3,599.0	3,379.5

Other long-term liabilities	920.9	731.3
Non-current deferred income taxes, net	411.3	462.4
Long-term debt	774.5	774.5

Shareholders’ equity	3,466.4	3,183.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,172.1	$8,531.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,301.8	$1,020.8
Depreciation and amortization	372.4	356.9
Deferred income tax provision	62.1	197.3
Share-based compensation	49.6	49.8
Decrease (increase) in accounts receivable and other assets	14.0	(142.5)
(Increase) in merchandise inventories	(337.0)	(931.5)
Increase in accounts payable	407.0	358.9
Increase (decrease) in accrued expenses and other liabilities	253.9	(46.7)
Other	(43.8)	(32.2)

Net cash provided by operating activities	2,080.0	830.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(775.6)	(661.4)
Purchases of short-term investments	(262.5)	(112.8)
Sales and maturities of short-term investments	155.5	117.7
Other	34.4	11.4
Net cash (used in) investing activities	(848.2)	(645.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(1,004.4)	(974.8)
Proceeds from issuance of common stock	100.9	168.0
Cash dividends paid	(240.3)	(203.5)
Other	41.1	29.7
Net cash (used in) financing activities	(1,102.7)	(980.6)

Effect of exchange rate changes on cash	5.7	10.0

Net increase (decrease) in cash and cash equivalents	134.8	(784.9)
Cash and cash equivalents at beginning of year	1,507.1	1,741.8

Cash and cash equivalents at end of period	$1,641.9	$956.9

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales:
U.S. segments:
Marmaxx	$4,161,409	$3,790,340	$12,026,518	$10,969,135
HomeGoods	637,514	551,066	1,830,950	1,569,658
A.J. Wright	-	-	-	9,229
International segments:
TJX Canada	768,967	705,061	2,069,879	1,934,821
TJX Europe	843,023	746,661	2,227,211	1,998,854
Total net sales	$6,410,913	$5,793,128	$18,154,558	$16,481,697

Segment profit (loss):
U.S. segments:
Marmaxx	$576,505	$501,559	$1,762,512	$1,471,462
HomeGoods	76,790	63,128	206,754	146,059
A.J. Wright	-	-	-	(49,291)
International segments:
TJX Canada	127,212	125,936	290,938	254,328
TJX Europe	76,840	42,391	113,293	18,398
Total segment profit	857,347	733,014	2,373,497	1,840,956

General corporate expenses	102,789	60,711	236,735	161,544
Interest expense, net	6,089	8,551	24,098	26,577
Income before provision for income taxes	$748,469	$663,752	$2,112,664	$1,652,835

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  On January 5, 2012, TJX announced that its Board of Directors approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable February 2, 2012 to shareholders of record at the close of business on January 17, 2012. The stock split resulted in the issuance of 372 million shares of common stock. All historical per share amounts and references to common stock activity, as well as basic and diluted share amounts, have been adjusted to reflect the two-for-one stock split.
  During the third quarter ended October 27, 2012, TJX repurchased 8.9 million shares of its common stock at a cost of $400 million. During the nine months ended October 27, 2012, TJX repurchased 22.5 million shares of its common stock at a cost of $950 million, with $225 million under the $1 billion stock repurchase plan approved in February 2011, completing the plan, and $725 million under the $2 billion stock repurchase program approved by the Board of Directors early in fiscal 2013. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011 but due to the timing of the store closings the additional closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 included costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve-week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million, with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods segment for the nine months ended October 29, 2011.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323